Exhibit 99.8

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated [ ], 20[ ]

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH
FUTURE INSTITUTIONAL NOTES OFFERINGS]1

PROSPECTUS SUPPLEMENT

(To Prospectus dated                , 20       )

$[                                                              ]

Newtek Business Services Corp.

% [Insert ranking/conversion information] Notes due

Newtek Business Services Corp. is an internally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Along with its controlled portfolio companies, Newtek provides a wide range of business services and financial products under the Newtek brand to the small- and medium-sized business (“SMB”) market. Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek AdvantageTM, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll, including SBA 7(a) lending, payroll.

We are offering $ [ ] in aggregate principal amount of  [ ]% [insert ranking/conversion information] notes due 20[ ], which we refer to as the “Notes.”  The Notes will mature on  [ ], 20[ ]. We will pay interest on the Notes on [ ], [ ] and [ ] of each year, beginning [ ], 20[ ]. We may redeem the Notes in whole or in part at any time or from time to time at the redemption price discussed under the caption “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase the Notes at [ ]% of their principal amount upon the occurrence of a Change of Control Repurchase Event (as defined herein).  The Notes will be issued in minimum denominations of $[ ] and integral multiples of $[ ] in excess thereof.

1 In addition to the information provided in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, additional information particular to the terms of each security offered thereby and any additional related risk factors or tax considerations pertaining thereto. The terms of the Notes or the provisions of the indenture governing the Notes may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached and, accordingly, the terms and description of the institutional notes for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

The Notes will be our direct unsecured obligations and rank pari passu, or equally, with all outstanding and future unsecured unsubordinated indebtedness issued by us. [We currently do not have any indebtedness outstanding that is subordinated to the Notes and have no intention of issuing any such subordinated indebtedness]. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries.

Investing in the Notes involves risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. The risks involved in investing in the Notes are described in the “Risk Factors” section beginning on page S-[ ] of this prospectus supplement and page [ ] of the accompanying prospectus, including the risk of leverage.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in the Notes. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (“SEC”). This information is available free of charge by contacting us by mail at 212 West 35th Street, 2nd Floor, New York, NY 10001, by telephone at (212) 356-9500 or on our website at http://www.thesba.com. The SEC also maintains a website at http://www.sec.gov that contains such information. Information contained on our website or on the SEC's website about us is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider that information contained on our website or on the SEC's website to be part of this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to us (before expenses)(1)	$	$

(1) Before deducting expenses payable by us related to this offering, estimated at $                ...

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about  [ ], 20[ ].

[Underwriters]

The date of this prospectus supplement is  [ ], 20[ ].

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
ABOUT THIS PROSPECTUS	[ ]
PROSPECTUS SUMMARY	[ ]
THE OFFERING	[ ]
FEES AND EXPENSES	[ ]
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	[ ]
SELECTED QUARTERLY FINANCIAL DATA	[ ]
RISK FACTORS	[ ]
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS	[ ]
USE OF PROCEEDS	[ ]
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS	[ ]
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	[ ]
SENIOR SECURITIES	[ ]
BUSINESS	[ ]
PORTFOLIO COMPANIES	[ ]
MANAGEMENT	[ ]
EXECUTIVE COMPENSATION	[ ]
CERTAIN RELATIONSHIPS AND TRANSACTIONS	[ ]
SALES OF COMMON STOCK BELOW NET ASSET VALUE	[ ]
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS	[ ]
REGULATION	[ ]
DETERMINATION OF NET ASSET VALUE	[ ]
DIVIDEND REINVESTMENT PLAN	[ ]
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	[ ]
DESCRIPTION OF OUR SECURITIES	[ ]
DESCRIPTION OF OUR CAPITAL STOCK	[ ]
DESCRIPTION OF OUR PREFERRED STOCK	[ ]
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS	[ ]
DESCRIPTION OF OUR WARRANTS	[ ]
DESCRIPTION OF OUR DEBT SECURITIES	[ ]
PLAN OF DISTRIBUTION	[ ]
BROKERAGE ALLOCATION AND OTHER PRACTICES	[ ]
CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR	[ ]
LEGAL MATTERS	[ ]
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	[ ]
AVAILABLE INFORMATION	[ ]
INDEX TO FINANCIAL STATEMENTS	F-[ ]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any of our Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our Notes. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” and in the “Prospectus Supplement Summary” and “Risk Factors” sections before you make an investment decision.

S-1

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus and the documents to which we have referred.

In November 2014, Newtek Business Services, Inc., (“Newtek NY”) including its subsidiaries and controlled portfolio companies, merged with and into Newtek Business Services Corp., a newly-formed Maryland corporation, for the purpose of reincorporating in Maryland and subsequently electing to be regulated as a BDC under the 1940 Act. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “Company” and “Newtek” refer to Newtek Business Services, Inc. prior to the BDC Conversion (as defined below) and its successor, Newtek Business Services Corp. following the BDC Conversion. Unless otherwise specified, all per share data throughout this prospectus is adjusted for the 1 for 5 Reverse Stock Split effectuated on October 22, 2014 (as defined below).

In preparation for the BDC Conversion, as defined below, at a special meeting held on October 22, 2014 and pursuant to a proxy solicitation conducted by us, Newtek NY’s existing shareholders approved: (i) its merger with Newtek Business Services Corp. for the purpose of reincorporating from New York to Maryland; (ii) a reverse stock split, or the “Reverse Stock Split”; (iii) our ability to sell shares below our net asset value in one or more offerings; and (iv) the adoption of an equity compensation plan. The historical financial results included in this prospectus do not account for the Reverse Stock Split.

We consider small- and medium-sized businesses, which we refer to herein as “SMBs,” as companies having revenues between $1 million to $100 million.

We are an internally managed non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes, beginning with our 2015 tax year. We were formed to continue and expand the business of Newtek NY. We expect that our investments will typically be similar to the investments we made as prior to our reincorporation.

Overview

We are an internally managed BDC that is a leading national lender and that owns and controls certain portfolio companies (our “controlled portfolio companies,” as defined below) that provide a wide range of business and financial products to SMBs. In particular, we and our controlled portfolio companies provide comprehensive lending, payment processing, managed technology, personal and commercial insurance and payroll solutions to over 100,000 SMB accounts, across all industries. We have an established and reliable platform that is not limited by client size, industry type or location. As a result, we have a strong and diversified client base across every state in the U.S. and across a variety of different industries. In addition, we have developed a financial and technology based business model that enables us and our controlled portfolio companies to acquire and process our SMB clients in a very cost effective manner. This capability is supported in large part by NewTracker®, our patented prospect management technology software. We believe that this technology and low cost business model distinguishes us from our competitors.

We and our controlled portfolio companies operate as an integrated business with internal management. We focus on serving the SMB market, which we estimate to be over [   ] million businesses in the U.S. These businesses have historically been underserved by traditional financial institutions and typically lack the capital resources to build a competitive business and marketing infrastructure on their own. Further, in today’s economic climate, SMBs have particular difficulty obtaining capital from traditional lending sources. While we do not compete directly with alternative online lenders such as The Lending Club, Prosper.com, OnDeck Capital, Inc. and Kabbage Inc., we do provide similar financing solutions as an alternative to traditional lending. We believe there is significant demand for such alternative financing among SMBs. Our lending solutions and our controlled portfolio companies’ outsourced business solutions help clients manage and grow their businesses and compete effectively in today’s marketplace. We obtain our customers through referrals from various business partners, such as banks, insurance companies, credit unions and other affinity groups, as well as through our own direct sales force and advertising campaigns. We source, acquire, and process SMB customers without reliance on high cost sales staff and time consuming application processes, which is highly cost effective as it relies on advanced technology, primarily our proprietary and patented prospect management system, NewTracker®.

S-2

In lending, we believe we are a leading capital provider to SMBs based on our loan volume of more than $[ ] million through approximately [   ] transactions since 2003 and we are currently the largest non-bank financial institution U.S. Small Business Administration (“SBA”) licensed lender under the federal Section 7(a) loan program based on annual origination volume. We originate loans through a variety of sourcing channels and, through a rigorous underwriting process, seek to achieve attractive risk-weighted returns. Our multi-faceted relationships with certain borrowers allow us to closely monitor their credit profile and take an active role in managing our investment. Further, our lending capabilities coupled with the broad outsourced business solutions of our controlled portfolio companies create attractive cross-selling opportunities within our client base. We believe our business model creates powerful network effects which will help drive growth and operating leverage in our business. In addition, our SBA loans are structured so that the government guaranteed portion can be rapidly sold, which, coupled with on our historic ability to securitize the unguaranteed portions and assuming the continuation of current market conditions, allows us to quickly recover our principal and earn excess capital on each loan, usually in less than a year. We may in the future determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital. During 2012, 2013, 2014 and through [   ], 20[   ], we have consistently been the largest non-bank and currently are the ninth largest SBA 7(a) lender in the country based on dollar volume of loans.

Our proprietary and patented technology platform which we make available to our controlled portfolio companies enables them to provide our clients with a real-time management solution that organizes all of a business’s critical transaction and economic, eCommerce and website traffic data on a smartphone, tablet, laptop or personal computer. This technology provides critical consumer and marketing intelligence, including data mining, and provides a range of differentiated solutions and analytical tools that may be easily customized and integrated within their clients’ existing business processes. It also provides clients with seamless connectivity to a payment and managed technology infrastructure that is secure, fully compliant and regularly updated with the latest capabilities, services and functionalities. The platform is highly scalable to facilitate growth and meet the needs of new clients and consists solely of cloud-based offerings.

Newtek and its controlled portfolio companies all use NewTracker®, our patented and proprietary technology for receiving, processing and monitoring prospective customers. This enables all operations to acquire SMB customers in a highly cost effective manner as it is all accomplished by skilled staff using state of the art technology without the need for high cost sales staff or applications processors. It also permits our referral partners to have a real time window into the back office processing of their referrals giving. The software automatically pre-populates any necessary forms or applications so the processing is efficient and also highly cost effective. Finally, it also identifies opportunities for the cross-sale of other Newtek products or services.

For the years ended December 31, 2012, 2013 and for the period January 1, 2014 through November 11, 2014, our revenue prior to the BDC Conversion was $131.1 million, $143.6 million and $131.8 million, respectively. In the same periods, our net income attributable to Newtek Business Services, Inc. was $5.6 million, $7.5 million and $3.3 million, respectively. Post BDC Conversion, for the period November 12, 2014 through December 31, 2014, and for the period ended [   ], our total investment income was $2.0 million and $[   ] million, respectively. In the same periods, the net increase in net assets was $681.0 thousand and $[   ] million, respectively.

S-3

Corporate History

Newtek NY merged with and into Newtek Business Services Corp. for the purpose of reincorporating the Company in the state of Maryland in anticipation and prior to the election by the Company to be regulated as a BDC under the 1940 Act (the “BDC Conversion”). In addition, on October 22, 2014, we effectuated a 1 for 5 Reverse Stock Split in order to attract institutional investors. As a result of the BDC Conversion, Newtek NY ceased to exist and the Company succeeded to Newtek NY’s operations as the sole surviving entity. Newtek NY’s officers and directors immediately before the BDC Conversion became the Company’s officers and directors. Following the BDC Conversion, and the Company’s subsequent election to be regulated as a BDC, the Company completed a public offering of 2.53 million shares of its common stock (including full exercise of the over-allotment) (the “Initial Follow-On Offering”).

Set forth below is a diagram of our current organizational structure:

We used the net proceeds of the Initial Follow-On offering primarily to expand our SMB lending, make direct investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus and for general corporate purposes. We believe that our transition to a BDC and RIC provides us with access to lower-cost capital and a business structure conducive to expanding our lending activities and assists in maximizing our value to shareholders by, among other things, permitting us to value our assets and controlled portfolio companies at fair value. As a BDC, we seek to generate both current income and capital appreciation primarily through loans originated by our small business finance platform and our equity investments in certain portfolio companies that we control. While our primary investment is making loans and providing business services to the SMB market through our controlled portfolio companies, we may also make opportunistic investments in larger or smaller companies. We expect to continue to grow our business organically, both directly and through our controlled portfolio companies, as we have historically. We expect to have the ability to increase our quarterly distributions to our stockholders over time as we invest the proceeds of this offering and increase the size of our investment portfolio.

Small Business Finance

Our portfolio consists of guaranteed and unguaranteed non-affiliate SBA loan investments that were made through our small business finance platform, comprised of Newtek Small Business Finance, Inc. (“NSBF”), a nationally licensed SBA lender. NSBF originates, sells and services loans to qualifying SMBs, which are partially guaranteed by the SBA. The small business finance platform also consists of Newtek Business Credit (“NBC”), a portfolio company, which provides receivables financing, including inventory and health care receivables and management services to SMBs which may obtain $10,000 to $2,000,000 per month through the sale of their trade receivables. In addition, NBC offers back office receivables services for SMBs, such as billing and cash collections. An additional wholly-owned portfolio company, Small Business Lending, Inc. (“SBL”), engages in third party loan servicing for SBA and non-SBA loans.

S-4

We are expanding our small business finance platform primarily by making senior secured loans through NSBF. NSBF is one of 14 SBA licensed Small Business Lending Corporations that provide loans nationwide under the federal Section 7(a) loan program (“SBA 7(a) loans”). NSBF has received preferred lender program (“PLP”) status, a designation whereby the SBA authorizes the most experienced SBA lenders to place SBA guarantees on loans without seeking prior SBA review and approval. PLP status allows NSBF to serve its clients in an expedited manner since it is not required to present applications to the SBA for concurrent review and approval. We believe our SBA license, combined with our PLP designation, provides us with a distinct competitive advantage over other SMB lenders that have not overcome these significant barriers-to-entry in our primary loan market. NSBF, along with our wholly-owned portfolio company, SBL, manages a portfolio of approximately $1.1 billion of SBA 7(a) loans, which as of [   ], 20[   ] includes approximately $[   ] million of SBA 7(a) loans that SBL services on behalf of third parties. NSBF originated approximately $[   ] million of SBA (a) loans during 20[   ]. We believe that we will continue to be introduced to a variety of high-quality investment opportunities through our existing loan sourcing channels and our controlled portfolio companies’ relationships with their clients, and that our transition to a BDC helps fuel the growth of our loan portfolio by providing us with better access to lower-cost capital. In October 2014 we amended our agreement with our warehouse lender, Capital One, N.A., to increase the line of credit available to support our SBA lending from $27 million to $50 million and extended the term to May 2018.

The SBA is an independent government agency that facilitates one of the nation’s largest sources of SMB financing by providing credit guarantees for its loan programs. Under the SBA’s 7(a) lending program, a bank or other lender such as NSBF underwrites a loan between $50,000 and $5 million for a variety of general business purposes based on the SBA’s guidelines and the SBA provides a partial guarantee on the loan. Depending on the loan size, the SBA typically guarantees between 75% and 90% of the principal and interest due. The recoveries and expenses on the unguaranteed portions of these loans are shared pari passu between the SBA and the lender, which substantially reduces the loss severity on the unguaranteed portion of a loan for all SBA 7(a) loan investors. SBA 7(a) loans are typically between seven and 25 years in maturity, are four to five years in duration and bear interest at the prime rate plus a spread from 2.25% to 2.75%. Since the guaranteed portions of SBA 7(a) loans carry the full faith and credit of the U.S. government, lenders may, and frequently do, sell the guaranteed portion of SBA 7(a) loans in the capital markets, hold the unguaranteed portion and retain all loan servicing rights.

NSBF has a dedicated capital markets team that sells or securitizes the guaranteed and the unguaranteed portions of its SBA 7(a) loans. Historically, NSBF has sold the guaranteed portion of its originated SBA 7(a) loans within two weeks of origination and retained the unguaranteed portion until accumulating sufficient loans for a securitization. Since inception, NSBF has sold approximately $[   ] million of the SBA guaranteed portions of SBA 7(a) loans at premiums ranging from [   ]% to [   ]% of par value and typically any portion of the premium that was above [   ]% of par value was shared equally between NSBF and the SBA. In December 2010, NSBF launched its securitization program for unguaranteed portions of its SBA 7(a) loans and has successfully completed four securitization transactions with Standard & Poor’s AA or A ratings and attractive advance rates of approximately [   ]% of par value. NSBF intends to do additional securitizations in the future which may be on comparable although not necessarily identical terms and conditions. We may determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital.

NSBF’s senior lending team has focused on making smaller loans, approximately $1.0 million or less, in order to maintain a diversified pool of loans that are dispersed both geographically and among industries, which limits NSBF’s exposure to regional and industry-specific economic downturns. Specifically as of [   ], 20[   ], NSBF’s loan portfolio consisted of [   ] loans originated across 50 states in [   ] different industries as defined by the North American Industry Classification System.

NSBF evaluates the credit quality of its loan portfolio by employing a risk rating system that is similar to the Uniform Classification System, which is the asset classification system adopted by the Federal Financial Institution Examinations Council. NSBF’s risk rating system is granular with multiple risk ratings in both the Acceptable and Substandard categories. Assignment of the ratings are predicated upon numerous factors, including credit risk scores, collateral type, loan to value ratios, industry, financial health of the business, payment history, other internal metrics/analysis, and qualitative assessments. Risk ratings are refreshed as appropriate based upon considerations such as market conditions, loan characteristics, and portfolio trends.

S-5

The weighted average term to maturity and weighted average interest rate of NSBF’s loan portfolio as of [   ], 20[    ] was [    ] years and [    ]%, respectively.

Using the origination platform and borrower relationships that we have developed over twelve years and our experience and knowledge with SBA 7(a) lending, we are developing a conventional lending platform that will be similar to the SBA 7(a) lending program in terms of high credit quality and rigorous underwriting, but without the SBA’s guarantee. To compensate for the lack of the SBA’s guarantee, we intend to charge higher, double-digit interest rates on our loans. By leveraging our infrastructure in this way, we believe we will be able to grow our lending business at a faster rate than we have done historically and potentially provide better returns to our shareholders.

Controlled Portfolio Companies

In addition to our debt investments in portfolio companies, either directly or through our small business finance platform, we also hold controlling interests in certain portfolio companies that, as of [   ], 20[   ], represented approximately [   ]% of our total investment portfolio. Specifically, we hold a controlling interest in SBL, NBC, Universal Processing Services of Wisconsin, LLC, d/b/a Newtek Merchant Solutions (“NMS”), CrystalTech Web Hosting, Inc. d/b/a/ Newtek Technology Solutions® (“NTS”), and Newtek Insurance Agency, LLC (“NIA”). In addition, one of our subsidiaries holds a controlling interest in PMTWorks Payroll, LLC, d/b/a Newtek Payroll Services (“NPS”). We refer to these entities, collectively, as our “controlled portfolio companies.” Our controlled portfolio companies provide us with an extensive network of business relationships that supplement our referral sources and that we believe will help us to maintain a robust pipeline of lending opportunities and expand our small business finance platform. Controlled portfolio companies that provide significant services include the following:

•	NMS markets credit and debit card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, checks and other non-cash forms of payment. As of [ ], NMS provided services to approximately [ ] merchants. NMS’s merchant base consists of both eCommerce and brick-and-mortar clients and is principally focused on the SMB market, a segment that offers relatively attractive pricing margins and has been difficult for competitors to penetrate. For the year ended [ ], 20[ ], NMS, on a segment basis, generated $[ ] million of revenue and $[ ] million of income before taxes.

•

NTS provides website hosting, dedicated server hosting, cloud hosting, web design and development, internet marketing, e-commerce, data storage and backup, and other related services to more than [   ] business and customer accounts in [   ] countries. For the year ended [   ], 20[   ], NTS generated $[   ] million of revenue and $[   ] million of income before taxes.

•	NIA serves as a retail and wholesale brokerage insurance agency specializing in the sale of commercial and health/benefits lines insurance products to the SMB market as well as various personal lines of insurance. It is licensed in all 50 states.

•	NPS offers an array of industry standard and competitively priced payroll management, payment and tax reporting services to SMBs.

•	CDS, which does business as Newtek Business Credit (“NBC”) offers traditional factoring and receivables purchase services to SMBs as well as back office services, including inventory health care receivables such as billing and cash collections.

•	SBL engages in loan servicing activities for governmental agencies and other third party financial institutions.

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Our controlled portfolio companies combined with our lending platform provide us with a network of business relationships that allows to cross-sell our financing options and further establishes us as a “one-stop-shop” for SMBs.

The revenues that our controlled portfolio companies generate, after deducting operational expenses, may be distributed to us. As a BDC, our board of directors will determine quarterly the fair value of our controlled portfolio companies in a similar manner as our other investments. In particular, our investments in our controlled portfolio companies are valued using a valuation methodology that incorporates both the market approach (guideline public company method) and the income approach (discounted cash flow analysis). In following these approaches, factors that we may take into account in fair value pricing our investments include, as relevant: available current market data, including relevant and applicable market trading comparables, the portfolio company’s earnings and discounted cash flows, comparisons of financial ratios of peer companies that are public, and enterprise values, among other factors. In addition, the Company has engaged third party valuation firms to provide valuation consulting services for the valuation of certain controlled portfolio companies.

For our two largest affiliate investments, as of [ ], [ ] our valuation of NMS was approximately $[ ] million, which represents an enterprise value to LTM EBITDA multiple of [ ]x, and our valuation of NTS was approximately $[ ] million, which represents an enterprise value to LTM EBITDA multiple of [ ]x. Such valuations and multiples reflect our current assumptions, and future valuations will be determined by our board of directors with the assistance, in some instances, of a third party valuation firm.

Newtek Branding

We have developed our branded line of products and services to offer a full service suite of business and financial solutions for the SMB market. Newtek reaches potential customers through its integrated multi-channel approach featuring direct, indirect and direct outbound solicitation efforts. Although we continue to utilize and grow our primary marketing channel of strategic alliance partners, more recently, and consistent with our intent to elect to be regulated as a BDC, we have initiated a direct marketing strategy to SMB customers through our new “go to market” brand, The Small Business Authority ®. Through a coordinated radio and television advertising campaign built around this brand, and our web presence, www.thesba.com, we are establishing ourselves as a preferred provider of SMB financing and the services offered by our controlled portfolio companies. In addition, we supplement these efforts with extensive efforts to present the Company as the real authority on small businesses. We have developed the SB Authority Index®, a proprietary, multi-dimensional index of small business activity which we prepare and release monthly and which has appeared in numerous media outlets. We also conduct a Market Sentiment Survey each month on a topic which is or should be of vital concern to the SMB market and release these results each month. Finally, we are an approved contributor to the Forbes.com website and we frequently post content relevant to the SMB and wider business markets and our Chief Executive Officer is a frequent guest on various business related TV programs on the Fox, Fox Business News, CNN, CNBC and MSNBC networks.

We market services through referrals from our strategic alliance partners such as AIG, Amalgamated Bank, Credit Union National Association, CTAA, EInsure, ENT Federal Credit Union, Randolph Brooks Federal Credit Union, Members First Federal Credit Union, The Hartford, Iberia Bank, Legacy Bank, Morgan Stanley Smith Barney, Navy Federal Credit Union, New York Community Bank, Pershing, Sterling National Bank and UBS Bank, among others, (using our patented NewTracker® referral management system) as well as direct referrals from our new web presence, www.thesba.com. Our NewTracker® referral system has a software application patent covering the systems and methods for tracking, reporting and performing processing activities and transactions in association with referral data and related information for a variety of product and service offerings in a business to business environment. This provides for security and transparency between referring parties and has been material in our ability to obtain referrals from a wide variety of sources. This patented system allows us and our alliance partners to review in real time the status of any referral as well as to provide real time compliance oversight by the respective alliance partner, which we believe creates confidence among the referred business client, the referring alliance partner and us. We own the NewTracker® patent, which is similar to but better than the system popularized by Salesforce.com, as well as all trademarks and other patented intellectual property used by us or our controlled portfolio companies.

S-7

Additional referrals are obtained from individual professionals in geographic markets that have signed up to provide referrals and earn commissions through our BizExec and TechExec Programs. These individuals are traditionally information technology professionals, CPAs, independent insurance agents and sales and/or marketing professionals. In addition, electronic payment processing services are marketed through independent sales representatives and web technology and ecommerce services are marketed through internet-based marketing and third-party resellers. A common thread across all our business lines and of our controlled portfolio companies relates to acquiring customers at low cost and making strategic alliances primarily where we only pay fees for successful referrals. We seek to bundle our marketing efforts through our brand, our portal, our patented NewTracker® referral system, our new web presence as The Small Business Authority® and one easy entry point of contact. We expect that this approach will allow us to continue to cross-sell the financing services of our small business finance platform to customers of our controlled portfolio companies and build upon our extensive deal sourcing infrastructure. The compensation which we pay for referrals is consistent with industry practices.

Senior Lending Team and Executive Committee

The key members of our senior lending team, which includes Barry Sloane, Peter Downs, Susan Streich, David Leone, Robert Hawes, Gary Golden and Gary Taylor (our “senior lending team”), most of which have worked together for more than 10 years, and each have over 25 years of experience in finance-related fields. In particular, they have originated over $[ ] million of SBA 7(a) loans over the past [ ] years and currently manage a portfolio of approximately $[ ] billion of SBA 7(a) loans, which as of [ ] includes $[ ] million of SBA 7(a) loans that SBL services on behalf of third parties. These investment professionals have worked together to screen opportunities, underwrite new investments, and manage a portfolio of investments in SMBs through two recessions, a credit crunch, the dot-com boom and bust, and a historic, leverage-fueled asset valuation bubble. Each member brings a complementary component to a team well-rounded in finance, accounting, operations, strategy, business law and executive management.

Because we will be internally managed by our executive officers, which include Barry Sloane, Craig J. Brunet, Jennifer C. Eddelson, Matthew G. Ash, Michael A. Schwartz, and Peter Downs (our “executive committee”), under the supervision of our board of directors, and will not depend on a third party investment advisor, we will not pay investment advisory fees and all of our income will be available to pay our operating costs and to make distributions to our stockholders. Our executive committee will also oversee our controlled portfolio companies and, to the extent that we may make additional equity investments in the future, the executive committee will also have primary responsibility for the identification, screening, review and completion of such investments. We do not expect to focus our resources on investing in additional stand-alone equity investments, but may elect to do so from time to time on an opportunistic basis. Messrs. Sloane, Brunet, Downs and Ash have been involved together in the structuring and management of equity investments for the past ten years.

Market Opportunity

We believe that the limited amount of capital and financial products available to SMBs, coupled with the desire of these companies for flexible and partnership-oriented sources of capital and other financial products, creates an attractive investment environment for us to further expand our small business finance platform and overall brand. We believe the following factors will continue to provide us with opportunities to grow and deliver attractive returns to stockholders.

The SMB market represents a large, underserved market.  We estimate the SMB market to include over [   ] million businesses in the U.S. We believe that SMBs, most of which are privately-held, are relatively underserved by traditional capital providers such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds. Further, we believe that such companies generally possess conservative capital structures with significant enterprise value cushions, as compared to larger companies with more financing options. While the largest originators of SBA 7(a) loans have traditionally been regional and national banks, during 2012, 2013, and 2014 and through [   ], NSBF was the largest, independent non-bank originator of SBA 7(a) loans by dollar volume and the ninth largest in the country. As a result, we believe we are well positioned to provide financing to the types of SMBs that we have historically targeted and we have the technology and infrastructure to do it cost effectively in all 50 states and across many industries.

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Recent credit market dislocation for SMBs has created an opportunity for attractive risk-weighted returns.  We believe the credit crisis that began in 2007 and the subsequent exit of traditional capital sources, such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds, has resulted in an increase in opportunities for alternative funding sources such as our SMB lending platform. We believe that the reduced competition in our market and an increased opportunity for attractive risk-weighted returns positions us well for future growth. The remaining lenders and investors in the current environment are requiring lower amounts of senior and total leverage, increased equity commitments and more comprehensive covenant packages than was customary in the years leading up to the credit crisis. We do not expect a reversal of these conditions in the foreseeable future. In addition, while we anticipate originating a range of approximately $[   ] to $[   ] million of SBA 7(a) loans during [   ], we will select these loans from the large volume of loan proposals we annually receive.

Future refinancing activity is expected to create additional investment opportunities.  A high volume of financings completed between 2005 and 2008 will mature in the coming years. We believe this supply of opportunities coupled with limited financing providers focused on SMBs will continue to offer investment opportunities with attractive risk-weighted returns.

The increased capital requirements and other regulations placed on banks will reduce lending by traditional large financial institutions and community banks.  While many SMBs were previously able to raise debt financing through traditional large financial institutions, we believe this approach to financing will continue to be constrained for several years as implementation of U.S. and international financial reforms, such as Basel III, phase in and rules and regulations are promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act. We believe that these regulations will increase capital requirements and have the effect of further limiting the capacity of traditional financial institutions to hold non-investment grade loans on their balance sheets. As a result, we believe that many of these financial institutions have de-emphasized their service and product offerings to SMBs, which we believe will make a higher volume of deal flow available to us.

Increased demand for comprehensive, business-critical SMB solutions.  Increased competition and rapid technological innovation are creating an increasingly competitive business environment that requires SMBs to fundamentally change the way they manage critical business processes. This environment is characterized by greater focus on increased quality, lower costs, faster turnaround and heightened regulatory scrutiny. To make necessary changes and adequately address these needs, companies are focusing on their core competencies and utilizing cost-effective outsourced solutions to improve productivity, lower costs and manage operations more efficiently. Our controlled portfolio companies provide critical business solutions such as electronic payment processing, managed IT solutions, personal and commercial insurance services and full-service payroll solutions. We believe that each of these market segments is underserved for SMBs and since we are able to provide comprehensive solutions under one platform, we are well positioned to continue to realize growth from these product offerings.

Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in SMBs due to the following competitive advantages:

•	Internally Managed Structure and Significant Management Resources. We are internally managed by our executive officers under the supervision of our board of directors and do not depend on an external investment advisor. As a result, we do not pay investment advisory fees and all of our income is available to pay our operating costs, which include employing investment and portfolio management professionals, and to make distributions to our stockholders. We believe that our internally managed structure provides us with a lower cost operating expense structure, when compared to other publicly traded and privately-held investment firms which are externally managed, and allows us the opportunity to leverage our non-interest operating expenses as we grow our investment portfolio. Our senior lending team has developed one of the largest independent loan origination and servicing platforms that focuses exclusively on SMBs.

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•	Business Model Enables Attractive Risk-Weighted Return on Investment in SBA Lending. Our loans are structured so as to permit rapid sale of the U.S. government guaranteed portions, often within weeks of origination, and the unguaranteed portions have been successfully securitized and sold, usually within a year of origination. The return of principal and premium may result in a very advantageous risk-weighted return on our original investment in each loan. We may determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital.

•	State of the Art Technology. Our patented NewTracker® software enables us to board a SMB customer, process the application or inquiry, assemble necessary documents, complete the transaction and create a daily reporting system that is sufficiently unique as to receive a U.S. patent. This system enables us to identify a transaction, similar to a merchandise barcode or the customer management system used by SalesForce.com, then process the business transaction and generate internal reports used by management and external reports for strategic referral partners. It allows our referral partners to have digital access into our back office and follow on a real time, 24/7 basis the processing of their referred customers. This technology has been made applicable to all of the service and product offerings we make directly or through our controlled portfolio companies.

•	Established Direct Origination Platform with Extensive Deal Sourcing Infrastructure. We have established a direct origination pipeline for investment opportunities without the necessity for investment banks or brokers as well as broad marketing channels that allow for highly selective underwriting. Over the past twelve years, the combination of our brand, our portal, our patented NewTracker® technology, and our new web presence as The Small Business Authority® have created an extensive deal sourcing infrastructure. Although we pay fees for loan originations that are referred to us by our alliance partners, our non-commissioned investment team works directly with the borrower to assemble and underwrite loans. We rarely invest in pre-assembled loans that are sold by investment banks or brokers. As a result, we believe that our unique national origination platform allows us to originate attractive credits at a low cost. In [ ] we expect to fund between $[ ] to $[ ] million of loans during the year, based on the large volume of loan proposals we expect to receive in 20[ ]. We anticipate that our principal source of investment opportunities will continue to be in the same types of SMBs to which we currently provide financing. Our executive committee and senior lending team will also seek to leverage their extensive network of additional referral sources, including law firms, accounting firms, financial, operational and strategic consultants and financial institutions, with whom we have completed investments. Our current infrastructure and expansive relationships should continue to enable us to review a significant amount of high quality, direct (or non-brokered) investment opportunities.

•	Experienced Senior Lending Team with Proven Track Record. We believe that our senior lending team is one of the leading capital providers to SMBs. Since we acquired NSBF in 2003 through [ ], NSBF has invested in excess of $[ ] million in [ ] transactions. We intend to use a portion of the net proceeds of this offering to expand the financing activities of NSBF, our small business finance platform. Our senior lending team has expertise in managing the SBA process and has managed a diverse portfolio of investments with a broad geographic and industry mix. While our primary focus is to expand the debt financing activities of NSBF in SBA 7(a) loans, our executive committee also has substantial experience in making debt and equity investments through our Capcos. Since 1999 through [ ]the Capcos have invested an aggregate of $[ ] million in [ ]transactions.

•	Flexible, Customized Financing Solutions for Seasoned, Smaller Businesses. While our primary focus as a BDC is to expand NSBF’s lending by providing SBA 7(a) loans to SMBs, we also seek to offer SMBs a variety of attractive financing structures, as well as cost effective and efficient business services, to meet their capital needs through our subsidiaries and controlled portfolio companies. In particular, offer larger loans, between $5.0 – $15.0 million each, than available with the SBA guarantee, but with a higher interest rate to compensate for the increased risk. Unlike many of our competitors, we believe we have the platform to provide a complete package of service and financing options for SMBs, which allows for cross-selling opportunities and improved client retention. We expect that a large portion of our capital will be loaned to companies that need growth capital, acquisition financing or funding to recapitalize or refinance existing debt facilities. Our lending will continue to focus on making loans to SMBs that:

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•	have 3 to 10 years of operational history;

•	significant experience in management;

•	credit worthy owners who provide a personal guarantee for our investment;

•	show a strong balance sheet including primarily real estate to collateralize our investments; and

•	show sufficient cash flow to be able to service the payments on our investments comfortably.

We generally seek to avoid investing in high-risk, early-stage enterprises that are only beginning to develop their market share or build their management and operational infrastructure with limited collateral.

•	Disciplined Underwriting Policies and Rigorous Portfolio Management. We pursue rigorous due diligence of all prospective investments originated through our platform. Our senior lending team has developed an extensive underwriting due diligence process, which includes a review of the operational, financial, legal and industry performance and outlook for the prospective investment, including quantitative and qualitative stress tests, review of industry data and consultation with outside experts regarding the creditworthiness of the borrower. These processes continue during the portfolio monitoring process, when we will conduct field examinations, review all compliance certificates and covenants and regularly assess the financial and business conditions and prospects of portfolio companies. We are also a Standard & Poor’s rated servicer for commercial loans and our exceptional servicing capabilities with a compact timeline for loan resolutions and dispositions has attracted various third-party portfolios. For example, since the banking crisis in 2009, SBL has been the sole servicer on behalf of the Federal Deposit Insurance Corporation (“FDIC”) for its portfolio of approximately $[ ] million in SBA 7(a) loans from institutions taken over by the FDIC. SBL also services a portfolio of approximately $[ ] million of SBA 7(a) loans and other loans for several commercial banks as of [ ].

Business Development Company Conversion

On October 22, 2014, we effectuated the 1-for-5 Reverse Stock Split. In conjunction with the completion of the Initial Follow-On Offering, we merged with and into Newtek Business Services Corp., a newly-formed Maryland corporation, for the purpose of reincorporating in Maryland and we elected to be regulated as a BDC under the 1940 Act in the BDC Conversion. [In connection with our intention to elect RIC status in 2015, we anticipate that our board of directors will declare a special dividend in 2015 of approximately $[ ] per share (assuming approximately [ ] million shares outstanding prior to this offering), which will be paid partially in cash and partially in our common shares, with such composition to be determined by our board of directors. The actual amount of the special dividend, is subject to authorization by our board of directors and there is no assurance it will equal $[ ] per share and can be materially less than $[ ] per share. As of [   ], our net asset value per common share was approximately $[   ]. On [   ], the Board declared a $[   ] per share distribution offering, We expect our average quarterly distributions during our first full year of operations as a BDC to be equal to approximately $[   ] per share. We expect the special dividend will be paid in the latter part of 2015.]

As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include debt or equity securities of private or thinly traded public U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. In addition, as a BDC, we are not be permitted to incur indebtedness unless immediately after such borrowing we have an asset coverage for total borrowings of at least 200% (i.e., the amount of debt may not exceed 50% of the value of our total assets). See “Regulation.”

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In connection with our election to be regulated as a BDC, beginning with our 2015 tax year, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders. To obtain and maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. See “Price Range of Common Stock and Distributions” and “Material U.S. Federal Income Tax Considerations.”

Summary Risk Factors

The value of our assets, as well as the market price of our shares, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in Newtek involves other risks, including the following:

•	Throughout our 16 year history we had never operated as a BDC until we converted on November 12, 2014.

•	We are dependent upon our senior lending team and our executive committee for our future success and if we are unable to hire and retain qualified personnel or if we lose any member of our senior lending team or our executive committee, our ability to achieve our investment objective could be significantly harmed.

•	We operate in a highly competitive market for investment opportunities which could reduce returns and result in losses.

•	Our portfolio may lack company diversification, which may subject us to a risk of significant loss if one or more of these companies defaults on its obligations under any of its debt instruments.

•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.

•	Investing in SMBs involves a high degree of risk and our financial results may be affected adversely if one or more of our significant portfolio investments defaults on its loans or fails to perform as we expect.

•	The lack of liquidity in our investments may adversely affect our business.

•	An extended disruption in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business.

•	We may borrow money, which would magnify the potential for loss on amounts invested and may increase the risk of investing in us.

•	As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage as well as the inability to raise such funds when needed.

•	There will be uncertainty as to the value of our portfolio investments.

•	We may experience fluctuations in our quarterly and annual results.

•	We will be subject to corporate-level income tax on all of our income if we are unable to qualify as a RIC under the Code, which would have a material adverse effect on our financial performance.

•	Regulations governing our operation as a BDC will affect our ability to raise additional capital and the way in which we do so.

•	The market price of shares of our common stock may decline below our net asset value per share.

•	Our common stock price may be volatile and may decrease substantially.

•	We may not be able to pay you distributions, our distributions may not grow over time and a portion of our distributions may be a return of capital.

•	We have identified material weaknesses in our internal control over financial reporting during 2012. Future internal control deficiencies could impact the accuracy of our financial results or prevent the detection of fraud.

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•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

•	We have specific risks associated with making SBA 7(a) loans as set forth below.

•	The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur in the future.

•	The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

•	There is no existing trading market for the Notes and an active trading market for the Notes may not develop, which could limit your ability to sell the Notes or affect the market prices of the Notes.

•	If we default on our obligations to pay other indebtedness that we may incur in the future, we may not be able to make payments on the Notes.

•	We may choose to redeem the Notes when prevailing interest rates are relatively low.

•	[Insert any additional risk factors applicable to Notes].

Operating and Regulatory Structure

The Company is a Maryland corporation that is an internally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation.” In addition, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations.”

Our Corporate Information

Our principal executive offices are located at 212 West 35th Street, 2nd Floor, New York, New York 10001, our telephone number is (212) 356-9500 and our website may be found at http://www.thesba.com. Information contained in our website is not incorporated by reference into this prospectus supplement, and you should not consider that information to be part of this prospectus supplement.

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SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	Newtek Business Services Corp.

Title of the Securities	% [insert ranking/conversion information] Notes due

Initial Aggregate Principal Amount Being Offered	$ [ ]

Overallotment Option	The underwriters may also purchase from us up to an additional $[ ] aggregate principal amount of Notes within [ ] days of the date of this prospectus supplement.

Initial Public Offering Price	[ ]% of the aggregate principal amount of Notes

Principal Payable at Maturity	[ ] % of the aggregate principal amount of Notes; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in New York City as we may designate.

Type of Note	Fixed-rate note

Interest Rate	[ ]%

Day Count Basis	360-day year of twelve 30-day months

Trade Date	[ ], 20[ ]

Maturity Date	[ ], 20[ ]

Date Interest Starts Accruing	[ ], 20[ ]

Interest Payment Dates	[ ], [ ] and [ ], commencing [ ], 20[ ]. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Periods	The initial interest period will be the period from and including [ ], 20[ ], to, but excluding, the initial interest payment date of [ ], 20[ ], and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Specified Currency	U.S. Dollars

Place of Payment	New York City

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Ranking of Notes	The Notes will be our direct unsecured obligations and will rank:

	•	pari passu, or equally, with our other outstanding and future unsecured indebtedness, including without limitation, [ ];

	•	senior to any of our future indebtedness that expressly provides it is subordinated, or junior, to the Notes;

	•	effectively subordinated, or junior, to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including without limitation, [ ]. Effective subordination means that any right you have to participate in any distribution of our assets upon our liquidation or insolvency will be subject to the prior claims of our secured creditors; and

	•	structurally subordinated, or junior, to all existing and future indebtedness and other obligations of any of our subsidiaries or financing vehicles, if any, including, without limitation, [ ]. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets.

In the event that one of our subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, its assets will be used first to satisfy the claims of its creditors. Consequently, any claim by us or our creditors, including holders of our Notes, against any subsidiary will be structurally subordinated to all of the claims of the creditors of such subsidiary. We cannot assure Notes holders that they will receive any payments required to be made under the terms of the Notes.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Denominations	We will issue the Notes in denominations of $[ ] and integral multiples of $[ ] in excess thereof.

Business Day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional Redemption	The Notes may be redeemed in whole or in part at any time or from time to time at a redemption price equal to the greater of (1) [ ]% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus basis points, plus, in each case, accrued and unpaid interest to the redemption date.

Sinking Fund	The Notes will not be subject to any sinking fund. (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.

[Offer to Purchase upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event occurs prior to maturity, holders will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to [ ]% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.]

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Legal Defeasance	The Notes are subject to legal defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we can legally release ourselves from all payment and other obligations on the Notes.

Covenant Defeasance	The Notes are subject to covenant defeasance by us, which means that, subject to the satisfaction of certain conditions, including depositing in trust for the benefit of the holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates, we will be released from some of the restrictive covenants in the indenture.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	[ ]

Events of Default	If an event of default (as described herein under “Description of Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us. [Add any other negotiated events of default.]

Other Covenants	In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:

• We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we are subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC.

• If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles (“GAAP”).

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No Established Trading Market	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

[Update for any other terms applicable to the Notes to the extent required to be disclosed by applicable law or regulation.]

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CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our ability to obtain exemptive relief from the SEC to co-invest and to engage in joint restructuring transactions or joint follow-on investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate or repay their borrowings, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we use leverage as part of our investment strategy; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, in the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. However, we will update this prospectus supplement to reflect any material changes to the information contained herein. The forward-looking statements and projections contained in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended.

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RISK FACTORS

You should carefully consider the risk factors described below and under the caption “Risk Factors” in the accompanying prospectus, together with all of the other information included in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes thereto, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we have currently incurred or may incur in the future.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated, or junior, to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. [As of [ ], 20[ ], we had $[ ] aggregate principal amount of outstanding indebtedness under [ ].] [Update to describe existing debt and credit facilities].

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of the Company and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. For example, as of [ ], 20[ ], our subsidiaries had approximately $[ ] million of outstanding debentures guaranteed by the SBA. Any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes.

Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. [As of  [ ], 20[ ], we had $[ ] aggregate principal amount of outstanding indebtedness under the [ ] and $[ ] aggregate principal amount of outstanding indebtedness under the [ ]. All of such indebtedness would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.]

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

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•	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we are subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, in each case other than dividends, purchases, redemptions or payments that would cause a violation of Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions giving effect to (i) any exemptive relief granted to us by the SEC and (ii) no-action relief granted by the SEC to another BDC (or to the Company if it determines to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act in order to maintain the BDC's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 (these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 200% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase);

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	enter into transactions with affiliates;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

[In addition, the indenture will not require us to offer to purchase the Notes in connection with a change of control or any other event.]

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

[Certain of our current debt instruments include more protections for their holders than the indenture and the Notes.  Add references to risk factor disclosure re secured credit facility, etc.]  In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

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[We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.]

Upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture that governs the Notes, as supplemented, subject to certain conditions, we will be required to offer to repurchase all outstanding Notes at [ ]% of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of Notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, investment repayments, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. [Insert effect a change of control would have on existing senior securities and obligations, as applicable.]  Our future debt instruments also may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase all the Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our other debt. See “Description of Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”]

If we default on our obligations to pay other indebtedness that we may incur in the future, we may not be able to make payments on the Notes.

In the future, we may enter into agreements to incur additional indebtedness, including a secured credit facility. A default under such agreements to which we may be a party that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could prohibit us from paying principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on such future additional indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing such future additional indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders of other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Because any future credit facilities will likely have customary cross-default provisions, if the indebtedness under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

[Update for any other risk factors applicable to the Notes, e.g., any impact of default in payment of other outstanding indebtedness, and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

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CAPITALIZATION

The following table sets forth our capitalization as of [            ], 20[    ]:

•	on an actual basis; and

•	our pro forma capitalization to reflect the effects of the sale of $[ ] aggregate principal amount of Notes assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $[ ] and estimated offering expenses of approximately $[ ] payable by us.

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of [ ], 20[ ]
	Actual	Pro forma (unaudited)
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Other assets
Total assets	$	$

Liabilities:
Credit Facilities payable	$	$
Securitization notes payable	$	$
Other liabilities	$	$

Total liabilities	$	$
Net assets	$	$

Stockholders’ equity:
Common stock, par value $0.02 per share; 200,000,000 shares authorized, shares outstanding	$	$
Capital in excess of par value	$	$

Total stockholders’ equity	$	$

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $[ ] million aggregate principal amount of Notes in this offering will be approximately $[ ] million (or approximately $[ ] million if the underwriters fully exercise their option to purchase additional Notes), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $[ ] million (or approximately $[ ] million if the underwriters fully exercise their option to purchase additional Notes) payable by us and estimated offering expenses of approximately $[ ] million payable by us.

We intend to use the net proceeds from the sale of our securities pursuant to this prospectus supplement to increase our SBA 7(a) lending activity and make direct investments in portfolio companies (including, from time to time, acquiring controlling interests in portfolio companies) in accordance with our investment objectives and strategies described in this prospectus supplement. We will also pay operating expenses and may pay other expenses such as due diligence expenses of potential new investments, as well as fund all or a portion of the special dividend, from the net proceeds from the sale of our securities pursuant to this prospectus supplement. We are continuously identifying, reviewing and, to the extent consistent with our investment objective, funding new investments. As a result, we typically raise capital as we deem appropriate to fund such new investments.

We anticipate that substantially all of the net proceeds of any offering of our securities will be used for the above purposes within six to nine months from the consummation of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you we will achieve our targeted investment pace. We expect that it may take more than three months to invest all of the net proceeds of an offering of our securities, in part because investments in private companies often require substantial research and due diligence.

Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality temporary investments that mature in one year or less from the date of investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower distributions, if any, during such period. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

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RATIOS OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated, computed as set forth below. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, included in the accompanying prospectus.

	For The Months Ended , 20	For The Year Ended December 31, 20	For The Year Ended December 31, 20	For The Year Ended December 31, 20
Earnings to Fixed Charges(1)

(1)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period.

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in net assets resulting from operations plus (or minus) income tax expense (benefit) including excise tax expense plus fixed charges. Fixed charges include interest and amortization of debt issuance costs.

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DESCRIPTION OF NOTES

[Insert description of Notes]

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), the material U.S. federal estate tax consequences) applicable to an investment in the Notes. This summary does not purport to be a complete description of the income and estate tax considerations applicable to such an investment. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, potentially with retroactive effect, or to differing interpretations. You should consult your own tax advisor with respect to tax considerations that pertain to your acquisition, ownership and disposition of our Notes.

This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes) and does not purport to address persons in special tax situations, such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and shareholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” for U.S. federal income tax purposes, entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. It also does not address beneficial owners of the Notes other than original purchasers of the Notes who acquire the Notes in this offering for a price equal to their original issue price (i.e., the first price at which a substantial amount of the Notes are sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who, for U.S. federal income tax purposes, is citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust (a) subject to the control of one or more United States persons and the primary supervision of a court in the United States, or (b) that existed on August 20, 1996 and has made a valid election (under applicable U.S. Treasury regulations) to be treated as a domestic trust; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States (i) on at least 31 days in the calendar year, and (ii) for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal income tax as if they were United States citizens.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships holding Notes should consult their own tax advisors.

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If you are considering purchasing the Notes, you should consult your own tax advisor concerning the application of the U.S. federal income tax laws to you in light of your particular situation, as well as any consequences to you of acquiring, owning and disposing of the Notes under the laws of any state, local, foreign or other taxing jurisdiction.

Taxation of U.S. Holders

Payments of Interest

Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note. Capital gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The distinction between capital gain or loss and ordinary income or loss is also important in other contexts; for example, for purposes of the limitations on a U.S. holder’s ability to offset capital losses against ordinary income.

Unearned Income Medicare Contribution

A tax of 3.8% is imposed on certain “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) received by certain taxpayers with adjusted gross income above certain threshold amounts. “Net investment income” as defined for United States federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale, exchange, redemption or other taxable disposition of the Notes. Tax-exempt trusts, which are not subject to income taxes generally, and foreign individuals will not be subject to this tax. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Information Reporting and Backup Withholding

In general, a U.S. holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the Notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the Notes, unless the U.S. holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form (or other applicable certificate) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the Notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition by, a U.S. holder generally will be subject to information reporting requirements, unless such U.S. holder is an exempt recipient and appropriately establishes that exemption.

Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “— Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the Notes as long as that interest is not “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States and:

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•	the non-U.S. holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the non-U.S. holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the non-U.S. holder’s trade or business; and

•	either (i) the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)), IRS Form W-8BEN-E (Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)) or a suitable substitute form (or other applicable certificate) that it is not a U.S. person, and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the non-U.S. holder, certifies under penalties of perjury that the certification referred to in clause (i) has been received from the non-U.S. holder or an intermediate financial institution and furnishes to us a copy thereof.

A non-U.S. holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the Notes (except as described below with respect to effectively connected income). A non-U.S. holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the non-U.S. holder furnishes us with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or a suitable substitute form (or other applicable certificate) claiming the reduction or exemption and the non-U.S. holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note

Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption, or other taxable disposition of a Note, provided that:

•	the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if required by an applicable income tax treaty, is not attributable to a United States “permanent establishment” maintained by the non-U.S. holder); and

•	the non-U.S. holder is not an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, exchange, or other taxable disposition and meets certain other conditions (unless such holder is eligible for relief under an applicable income tax treaty).

Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

Effectively Connected Income

In the case of a non-U.S. holder that is a corporation and that receives income that is effectively connected with the conduct of a United States trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is a qualified resident of a country with which the United States has an income tax treaty.

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To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a United States trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. The non-U.S. holder must inform the recipient of any changes on these forms within 30 days of such change. These forms may be required to be periodically updated. Also, a non-U.S. holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Information Reporting and Backup Withholding

Under current U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to the non-U.S. holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the Notes made by us or our paying agent to a non-U.S. holder if the certification described above under “— Payments of Interest” is received from the non-U.S. holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale, exchange, redemption or other taxable disposition of a Note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the non-U.S. holder is not a “U.S. person” (as defined in the Code) and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Payments of proceeds from the sale, exchange, redemption or other taxable disposition of a Note made to a non-U.S. holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the non-U.S. holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Estate Tax

A Note that is held by an individual who, at the time of death, is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual directly or indirectly, actually or constructively, owns ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the U.S. Treasury regulations thereunder or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (“FATCA”) generally impose a U.S. federal withholding tax of 30% on payments of interest or gross proceeds from the disposition of a debt instrument to certain non-U.S. entities, including certain foreign financial institutions and investment funds, unless such non-U.S. entity complies with certain reporting requirements regarding its U.S. account holders and its U.S. owners. Pursuant to U.S. Treasury regulations and other Treasury guidance, these rules generally are not effective for payments of interest until July 1, 2014, and, in the case of payments of gross proceeds, until January 1, 2017, and, even after such effective dates, the new withholding obligations will not apply to payments on, or with respect to, obligations that are outstanding on July 1, 2014 unless such obligations are significantly modified (and thus are treated as being reissued for U.S. federal income tax purposes) after such date.

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Holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their acquisition, ownership and disposition of the Notes.

You should consult your own tax advisor with respect to the particular tax consequences to you of an investment in the Notes, including the possible effect of any pending legislation or proposed regulations.

Election to be Taxed as a RIC

As a BDC, we intend to elect to be treated effective as of our taxable year ended August 31, 2014, and qualify annually thereafter, as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any income that we distribute to our stockholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify for RIC tax treatment we must distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which generally is our ordinary income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses (the “Annual Distribution Requirement”).

Taxation as a Regulated Investment Company

For any taxable year in which we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement,

we generally will not be subject to U.S. federal income tax on the portion of our income we distribute (or are deemed to distribute) to stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) to our stockholders.

We will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our net ordinary income for each calendar year, (2) 98.2% of our capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income recognized, but not distributed, in preceding years and on which we paid no corporate-level U.S. federal income tax (the “Excise Tax Avoidance Requirement”). We generally will endeavor in each taxable year to make sufficient distributions to our stockholders to avoid any U.S. federal excise tax on our earnings.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	continue to qualify as a BDC under the 1940 Act at all times during each taxable year;

•	derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•	at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

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•	no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships” (the “Diversification Tests”).

Qualified earnings may exclude such income as management fees received in connection with our SBIC subsidiaries or other potential outside managed funds and certain other fees.

In accordance with certain applicable Treasury regulations and private letter rulings issued by the IRS, a RIC may treat a distribution of its own stock as fulfilling its RIC distribution requirements if each stockholder may elect to receive his or her entire distribution in either cash or stock of the RIC, subject to a limitation that the aggregate amount of cash to be distributed to all stockholders must be at least 20% of the aggregate declared distribution. If too many stockholders elect to receive cash, each stockholder electing to receive cash must receive a pro rata amount of cash (with the balance of the distribution paid in stock). In no event will any stockholder, electing to receive cash, receive less than 20% of his or her entire distribution in cash. If these and certain other requirements are met, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock. We have no current intention of paying dividends in shares of our stock in accordance with these Treasury regulations or private letter rulings.

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as PIK interest, deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock, or certain income with respect to equity investments in foreign corporations. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are prohibited from making distributions or are unable to obtain cash from other sources to make the distributions, we may fail to qualify as a RIC, which would result in us becoming subject to corporate-level U.S. federal income tax.

In addition, we will be partially dependent on our SBIC subsidiaries for cash distributions to enable us to meet the RIC distribution requirements. Our SBIC subsidiaries may be limited by the Small Business Investment Act of 1958, and SBA regulations governing SBICs, from making certain distributions to us that may be necessary to maintain our status as a RIC. We may have to request a waiver of the SBA’s restrictions for our SBIC subsidiaries to make certain distributions to maintain our RIC status. We cannot assure you that the SBA will grant such waiver. If our SBIC subsidiaries are unable to obtain a waiver, compliance with the SBA regulations may cause us to fail to qualify as a RIC, which would result in us becoming subject to corporate-level U.S. federal income tax.

The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

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Any transactions in options, futures contracts, constructive sales, hedging, straddle, conversion or similar transactions, and forward contracts will be subject to special tax rules, the effect of which may be to accelerate income to us, defer losses, cause adjustments to the holding periods of our investments, convert long-term capital gains into short-term capital gains, convert short-term capital losses into long-term capital losses or have other tax consequences. These rules could affect the amount, timing and character of distributions to stockholders. We do not currently intend to engage in these types of transactions.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses). If our expenses in a given year exceed gross taxable income (e.g., as the result of large amounts of equity-based compensation), we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.

Investment income received from sources within foreign countries, or capital gains earned by investing in securities of foreign issuers, may be subject to foreign income taxes withheld at the source. In this regard, withholding tax rates in countries with which the United States does not have a tax treaty are often as high as 35% or more. The United States has entered into tax treaties with many foreign countries that may entitle us to a reduced rate of tax or exemption from tax on this related income and gains. The effective rate of foreign tax cannot be determined at this time since the amount of our assets to be invested within various countries is not now known. We do not anticipate being eligible for the special election that allows a RIC to treat foreign income taxes paid by such RIC as paid by its stockholders.

If we acquire stock in certain foreign corporations that receive at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their total assets in investments producing such passive income (“passive foreign investment companies”), we could be subject to U.S. federal income tax and additional interest charges on “excess distributions” received from such companies or gain from the sale of stock in such companies, even if all income or gain actually received by us is timely distributed to our stockholders. We would not be able to pass through to our stockholders any credit or deduction for such a tax. Certain elections may, if available, ameliorate these adverse tax consequences, but any such election requires us to recognize taxable income or gain without the concurrent receipt of cash. We intend to limit and/or manage our holdings in passive foreign investment companies to minimize our tax liability.

Foreign exchange gains and losses realized by us in connection with certain transactions involving non-dollar debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, foreign currencies, or payables or receivables denominated in a foreign currency are subject to Code provisions that generally treat such gains and losses as ordinary income and losses and may affect the amount, timing and character of distributions to our stockholders. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) could, under future Treasury regulations, produce income not among the types of “qualifying income” from which a RIC must derive at least 90% of its annual gross income.

Acquisition of Portfolio Assets of the Legacy Funds

We believe that our acquisition of the Legacy Funds’ portfolio assets in exchange for shares of our common stock generally was tax free to us and the Legacy Funds. As a result, our initial adjusted basis in the Legacy Funds’ portfolio assets was equal to the Legacy Funds’ adjusted basis in such assets immediately prior to our acquisition of such assets increased by any gain recognized by the Legacy Funds as a result of such transaction. Such adjusted basis will be used in determining the amount of our taxable gain or loss upon a sale or other disposition of such assets. To the extent that such assets had built-in gain (i.e., assets whose fair market value exceeds our tax basis at the time we acquired them) on the date of acquisition, when such gain is recognized by us upon a sale or other disposition such assets, we will be required to distribute such gain to our shareholders in order to eliminate our liability for corporate-level U.S. federal income tax on such gain and possibly to maintain our qualification as a RIC under the Code. Investors will be subject to tax on the distribution even though such gain accrued prior to our acquisition of such assets and even though the distribution effectively represents a return of their investment.

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In addition, to the extent that any beneficial owner of interests in the Legacy Funds on the date of our acquisition of the Legacy Funds’ portfolio assets was a C corporation (a “corporate partner”), we will be required to pay a corporate-level tax on the net amount of any such built-in gains attributable to the corporate partners that we recognize during the ten-year period (or shorter applicable period) beginning on the date of acquisition. Alternatively, we may make a special election to cause the gain to be recognized at the time of the acquisition. In that event, the Legacy Funds would be required to recognize such built-in gain as if a proportionate share of such Funds’ assets were sold at the time of the acquisition. We do not anticipate making this election at this time. Any corporate-level built-in gain tax is payable at the time the built-in gains are recognized (which generally will be the years in which the built-in gain assets are sold in a taxable transaction). The amount of this tax will vary depending on the assets that are actually sold by us in this 10-year period (or shorter applicable period), the actual amount of net built-in gain or loss present in those assets as of the acquisition date and effective tax rates. The payment of any such corporate-level tax on built-in gains will be a company expense that will be borne by all shareholders (not just any former corporate partners) and will reduce the amount available for distribution to shareholders.

Failure to Qualify as a Regulated Investment Company

If we fail to satisfy the 90% Income Test or the Diversification Tests for any taxable year, we may nevertheless continue to qualify as a RIC for such year if certain relief provisions are applicable (which may, among other things, require us to pay certain corporate-level U.S. federal income taxes or to dispose of certain assets).

If we were unable to qualify for treatment as a RIC and the foregoing relief provisions are not applicable, we would be subject to tax on all of our taxable income at regular corporate rates, regardless of whether we make any distributions to our stockholders. Distributions would not be required, and any distributions would be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits and, subject to certain limitations, may be eligible for the 20% maximum rate for noncorporate taxpayers provided certain holding period and other requirements were met. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. To requalify as a RIC in a subsequent taxable year, we would be required to satisfy the RIC qualification requirements for that year and dispose of any earnings and profits from any year in which we failed to qualify as a RIC. Subject to a limited exception applicable to RICs that qualified as such under the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the nonqualifying year, we could be subject to tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized within the subsequent 10 years (five years for taxable years beginning prior to December 31, 2013), unless we made a special election to pay corporate-level tax on such built-in gain at the time of our requalification as a RIC.

Investors should consult their own tax advisors with respect to the particular tax consequences of an investment in the Notes in their individual circumstances, including the possible effect of any pending legislation or proposed regulations.

S-33

UNDERWRITING

[   ], [   ] and [   ], are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, dated the date hereof, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

The expenses of the offering, not including the underwriting discount, are estimated at $[   ] and are payable by us.

No Sales of Similar Securities

We have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 30 days after the date of this prospectus without first obtaining the written consent of the representatives. This consent may be given at any time.

No Established Trading Market

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

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Settlement

We expect that delivery of the Notes will be made to investors on or about [   ], 20[   ], which will be the third business day following the date of this prospectus (such settlement being referred to as “T+3”).

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Electronic Offer, Sale and Distribution of Notes

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the Notes for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters or selling group members is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied on by investors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. [   ] has been retained to provide financial and other consulting services to Newtek for a fee of $[   ] per quarter. As of the date of this prospectus, [   ] has received one quarterly payment of $[   ] from Newtek for such services. The underwriters and their respective affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Newtek and our affiliates or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Newtek or on behalf of Newtek or any of our portfolio companies and/or affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Newtek and our affiliates.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Newtek or any of our portfolio companies.

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We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if — among other things — we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their businesses and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to Newtek or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Newtek to our noteholders or any other persons.

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that may in the future have a lending relationship with us may routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such short positions could adversely affect future trading prices of the Notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters and their affiliates were underwriters in connection with our initial public offering, for which they received customary fees.

[Insert principal business addresses of underwriters.]

Other Jurisdictions

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by             ,             ,             ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding Newtek Business Services Corp.’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement and the accompanying prospectus.

We maintain a website at www.thesba.com and intend to make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 212 West 35th Street, 2nd Floor, New York, New York 10001. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC atwww.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. Information contained on our website or on the SEC’s website about us is not incorporated into this prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

S-37

$

Newtek Business Services Corp.

% [insert ranking/conversion information] Notes Due

PRELIMINARY PROSPECTUS SUPPLEMENT

[Underwriters]